EXHIBIT 23.1
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 30, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 146) relating to the financial statements and financial statement schedule of Concurrent Computer Corporation, appearing in the Annual Report on Form 10-K of Concurrent Computer Corporation for the year ended June 30, 2004.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 20, 2005